As filed with the U.S. Securities and Exchange Commission on September 20, 2004

Registration Statement No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2417093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144
(Address, including zip code, of registrant’s principal executive offices)

CryoLife, Inc. 2004 Employee Stock Incentive Plan
CryoLife, Inc. 2004 Non-Employee Directors Stock Option Plan
(Full Title of Plan)

Steven G. Anderson, President, Chief Executive Officer
and Chairman of the Board of Directors
CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia 30144
(770) 419-3355
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

B. Joseph Alley, Jr. Esq.
Arnall Golden & Gregory, LLP
2800 One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3450

Calculation of Registration Fee

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)

Common Stock, $.01 par value	2,600,000 Shares	$7.235	$18,811,000	$2,383.36

(1)

Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, as follows: with respect to 2,600,000 shares, based upon the average of the high and low price of the Registrant’s Common Stock on September 17, 2004 as listed on the New York Stock Exchange.

Information Regarding Certain Financial Statements
Incorporated by Reference Into This
Registration Statement

        On April 5, 2002, our Audit Committee recommended and the Board approved the dismissal of Arthur Andersen LLP as our independent auditors, effective April 9, 2002. Arthur Andersen has been found guilty of federal obstruction of justice arising from the government’s investigation of Enron Corp. It is likely that events arising out of this verdict may adversely affect the ability of Arthur Andersen to satisfy any claims against it including claims that may arise out of Arthur Andersen’s audit of our financial statements as of December 31, 2001 and for the year then ended, which are incorporated by reference into this registration statement.

        Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in the registration statement, report or valuation that purports to have been prepared or certified by the accountant.

        Prior to the date of this registration statement, the Arthur Andersen partners who reviewed our audited financial statements, as of December 31, 2001 resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to our financial statements.

        Under these circumstances, Rule 437(a) under the Securities Act permits the filing of this registration statement without including herein a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable under Section 11(a) of the Securities Act for statements made in this registration statement because it has not consented to being named as an expert in the registration statement. As a result, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore, your right of recovery under that section may be limited as a result of the lack of consent.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.

        The following documents are incorporated by reference in the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K filed with respect to the Registrant’s fiscal year ended December 31, 2003.

(b)	The Registrant’s Quarterly Reports on Form 10-Q filed with respect to the Registrant’s quarters ended June 30, 2004 and March 31, 2004; and the Current Reports on Form 8-K filed on August 5, 2004, May 10, 2004, February 26, 2004, February 9, 2004, January 26, 2004 and January 7, 2004.

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

(d)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities

        Not applicable.

Item 5.   Interests of Named Experts and Counsel.

        Not applicable.

Item 6.   Indemnification of Directors and Officers.

        The Registrant is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the “FBCA”), the Registrant’s Restated Articles of Incorporation, and the Registrant’s Bylaws.

        Under Section 607.0850(1) of the FBCA, a corporation may indemnify any of its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 607.0850(2) provides that no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Article X of the Registrant’s Restated Articles of Incorporation and Article VI of the Registrant’s Bylaws require that, if in the judgment of the majority of the Board of Directors (excluding from such majority any director under consideration for indemnification) the criteria set forth under Section 607.0850 have been met, then the Registrant shall indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Registrant to the maximum extent allowed by Section 607.0850 of the FBCA (formerly Section 607.014 of the Florida General Corporation Act).

        The Agreement and Plan of Merger dated March 5, 1997, between Registrant and Ideas for Medicine, Inc. (“IFM”) and certain stockholders of IFM provides that any investors exercising registration rights pursuant to such agreement must indemnify the officers and directors signing the registration statement against any liability arising from statements or omissions made in reliance upon information furnished by such investors to the Registrant for use in such registration statement.

        The Registrant has purchased insurance to insure (i) the Registrant’s directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Registrant against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

Item 7.   Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

Exhibit No.	Exhibit

3.1	Restated Certificate of Incorporation of the Company, as amended. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).

3.2	ByLaws of the Company, as amended. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003).

3.3	Articles of Amendment to the Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.1	Form of Certificate for the Company's Common Stock (Incorporated by reference to Exhibit 4.1 to the Registrant's Registrant's Registration Statement on Form S-1 (Commission File No. 33-56388).

4.2	Form of Certificate for the Company’s Common Stock (Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997).

5*	Opinion of Arnall Golden & Gregory, LLP regarding legality.

23.1*	Consent of Arnall Golden & Gregory, LLP (included as part of Exhibit 5 hereto).

23.2*	Consent of Deloitte & Touche LLP.

99.1*	CryoLife, Inc. 2004 Employee Stock Incentive Plan.

99.2*	CryoLife, Inc. 2004 Non-Employee Directors Stock Option Plan.

_________________
* Filed herewith.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia on September 20, 2004.

CRYOLIFE, INC.

By: /s/ Steven G. Anderson
Steven G. Anderson President, Chief Executive Officer and Chairman of the Board of Directors

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Anderson and D. Ashley Lee and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Name	Title	Date

/s/ Steven G. Anderson Steven G. Anderson	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 20, 2004

/s/ D.A. Lee D. Ashley Lee	Vice President of Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	September 20, 2004

/s/ Thomas F. Ackerman Thomas F. Ackerman	Director	September 20, 2004

Dan Bevevino	Director	September 20, 2004

/s/ John M. Cook John M. Cook	Director	September 20, 2004

/s/ Ronald Charles Elkins, M.D. Ronald Charles Elkins, M.D.	Director	September 20, 2004

/s/ Virginia C. Lacy Virginia C. Lacy	Director	September 20, 2004

/s/ Ronald D. McCall Ronald D. McCall	Director	September 20, 2004

/s/ Bruce J. Van Dyne, M.D. Bruce J. Van Dyne, M.D.	Director	September 20, 2004